Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-121277, Form S-8 No. 333-10225 and Form S-8 No. 333-145651) pertaining to the 401(k) Savings Account Plan for Employees of the Washington Plate Plant of our report dated June 27, 2008, with respect to the financial statements and schedule of the 401(k) Savings Account Plan for Employees of the Washington Plate Plant included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
June 27, 2008